AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1997

                                                   REGISTRATION NO. 333-
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549
                                ________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933



                    SCHLUMBERGER N.V. (Schlumberger Limited)
             (Exact name of registrant as specified in its charter)


                 Netherlands Antilles                  52-0684746
           (State or other jurisdiction of           (I.R.S. Employer
           incorporation or organization)           Identification No.)


                  42, rue Saint Dominique, Paris 75007, France
                277 Park Avenue, New York, New York  10172-0266
          Laan Van Meerdervoort 55, 2517 AG The Hague, The Netherlands
                   (Addresses of Principal Executive Offices)


        INTERACTIVE VIDEO SYSTEMS, INC. 1995 INCENTIVE STOCK OPTION PLAN
                            (Full title of the plan)


                               James L. Gunderson
                             Deputy General Counsel
                              Schlumberger Limited
                277 Park Avenue, New York, New York  10172-0266
                                 (212) 350-9428
 (Name, Address and Telephone Number, Including Area Code of Agent for Service)


                        CALCULATION OF REGISTRATION FEE


================================================================================
Title of Securities  Amount      Proposed        Proposed          Amount of
to be Registered     to be       Maximum         Maximum           Registration
                     Registered  Offering Price  Aggregate         Fee
                                 per Share(1)    Offering Price(2)
--------------------------------------------------------------------------------
Common stock           25,998       $17.12         $119,146.99        $100.00
(Par Value
$0.01 Per Share)


(1) Under the plan listed above, shares may be purchased upon exercise of options at exercise prices ranging from $4.21 to $17.12 per share. The average exercise price is $4.58.

(2) Pursuant to rule 457(h) under the Securites Act 1933, represents the aggregate exercise price of all options under the plan listed above.
--------------------------------------------------------------------------------

                                    PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference in the Registration Statement:

       a) Form 10-K Annual Report of Schlumberger Limited ("Schlumberger") for fiscal year ended December 31, 1996.

       b) Form 10-Q Quarterly Reports of Schlumberger for fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

       c) The description of Schlumberger's Common Stock which is contained in a Registration Statement on Form 20 dated January 8, 1962, filed under the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.


       All documents filed by Schlumberger pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes hereof to the extent that a statement contained herein or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.


                                    EXPERTS


       The consolidated financial statements incorporated in this Registration Statement by reference to Schlumberger's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                          DESCRIPTION OF CAPITAL STOCK


AUTHORIZED, ISSUED AND TREASURY SHARES


       Schlumberger is authorized to issue 1,000,000,000 shares of Common Stock, par value $0.01 per share, of which 619,135,609 shares were issued; 497,727,589 of such shares were outstanding and 121,408,020 of such shares were held in its treasury at October 31, 1997. In addition, Schlumberger is authorized to issue, subject to certain limitations with respect to voting rights, liquidation and dividend preferences, 200,000,000 shares of cumulative preferred stock, par value $0.01 per share (the "Preferred Stock"), which may be issued in one or more separate series. If issued, the Preferred Stock may be convertible into Common Stock under terms and conditions specified by the Board of Directors of Schlumberger. No shares of Preferred Stock have been issued as of the date of this Registration Statement. The rights of holders of the Common Stock are governed by Schlumberger's Deed of Incorporation and By-Laws and by the laws of the Netherlands Antilles.



DIVIDEND RIGHTS


       All outstanding shares of Schlumberger Common Stock (i.e., shares not held by Schlumberger and its subsidiaries), are entitled to participate equally in dividends which may be paid out of available profits of the preceding fiscal year or years. All accumulated and unpaid dividends payable on Preferred Stock must be paid prior to the payment of any dividends on Common Stock. The amount of dividends payable with respect to any fiscal year is determined by the stockholders at the annual meeting following such fiscal year, except that the Board of Directors may declare prior interim dividends.



VOTING RIGHTS


       Each holder of shares of Common Stock, exclusive of shares held in treasury, is entitled to one vote for each share registered in such holder's name. Voting rights may be exercised in person or by proxy. No action to amend the Deed of Incorporation or to sell all or substantially all of Schlumberger's assets or to dissolve Schlumberger can be taken except upon the authorization of the holders of a majority of the outstanding shares. In addition, holders of Preferred Stock would have additional rights to vote as a class on certain amendments to Schlumberger's Deed of Incorporation that would adversely affect the Preferred Stock. Any other action requiring the approval of the stockholders may be authorized by a majority of the votes cast at any meeting at which a quorum is present, except that, if a quorum is not present at any meeting, any action which could have been taken at such meeting may be taken at a subsequent meeting held within a stated period thereafter even though a quorum is not present. A quorum consists of not less than 50% of the shares outstanding.

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       The Deed of Incorporation of Schlumberger provides that stockholders may evidence their approval of proposed corporate action by written consent without a meeting. Such action must be taken by the written consent of the holders of at least the absolute majority of all shares outstanding and entitled to vote. The Deed of Incorporation also authorizes the Board of Directors of Schlumberger to effect reorganizations or rearrangements of the corporate structure of Schlumberger or its subsidiaries without the vote of stockholders if such reorganization or rearrangement does not result in any diminution of the beneficial interest of the stockholders in the assets of Schlumberger.


PREEMPTIVE AND OTHER RIGHTS


       The shares of Common Stock do not carry any preemptive or conversion rights, and there are no redemption provisions with respect to the Common Stock. The shares of Preferred Stock would not carry any preemptive rights, but the Board of Directors could specify conversion rights, redemption provisions and (within limits) liquidation preferences with respect to one or more series of Preferred Stock. Schlumberger, as provided in the Deed of Incorporation, may for its own account purchase shares of Common Stock so long as at least one-fifth of the authorized capital stock of Schlumberger remains outstanding with holders other than Schlumberger. In the event of liquidation, each share of Common Stock is entitled to equal rights after satisfaction of any Preferred Stock liquidation preference.


       Upon sale and delivery pursuant to the terms of the plan relating to this Registration Statement, the shares of Common Stock offered hereby will be fully paid and nonassessable.



LISTING;  TRANSFER AGENTS AND REGISTRARS


       Outstanding shares of Common Stock are listed for trading on the New York, London, Paris, Amsterdam and Swiss stock exchanges. The Transfer Agent and Registrar for the Common Stock is the BankBoston, Boston, Massachusetts.



ITEM 4.  DESCRIPTION OF SECURITIES.

       Not Applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.


       Not Applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


       Article IX, Section 7 of the Company's Deed of Incorporation of Schlumberger (the "Company") and Article V of the Company's By-Laws provide as follows:

       The Company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

       The Company shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company for improper conduct unless and only to the extent that the court in which such action or suit was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction shall deem proper.

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       To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the two preceding paragraphs, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

       Any indemnification under the preceding paragraphs (unless ordered by a court) shall be made by the Company only as authorized by contract approved, or by by-laws, resolution or other action adopted or taken, by the Board of Directors or by the shareholders.

       Expenses incurred in defending a civil or criminal action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by Article V of the By-Laws or Article IX, Section 7 of the Deed of Incorporation.

       The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of Article V of the By-Laws and Article IX,
Section 7 of the Deed of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

       The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Article V of the By-Laws or Article IX,
Section 7 of the Deed of Incorporation.

       For purposes of Article V of the By-Laws and Article IX, Section 7 of the Deed of Incorporation, reference to the Company shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trusts or other enterprise, shall stand in the same position under the provisions of Article V of the By-Laws and Article IX,
Section 7 of the Deed of Incorporation with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

       In addition, the Company maintains directors' and officers' liability insurance which insures against liabilities that the officers and directors of the Company may incur in such capacities.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.


ITEM 8.  EXHIBITS.

         4.1 Deed of Incorporation (incorporated by reference to Exhibit 3(i) to Schlumberger's Quarterly Report on Form 10-Q for the period ended March 31, 1997).

         4.2   Amended and Restated By-Laws (incorporated by reference to
               Exhibit 3 to Schlumberger's Annual Report on Form 10-K for the year ended December 31, 1993).

         23.1* Consent of Price Waterhouse LLP.

         24.1* Powers of Attorney) for Don E. Ackerman, D. Euan Baird, John
               Deutch, Denys Henderson, Andre Levy-Lang, William T. McCormick, Jr., Dider Primat, Nicolas Seydoux, Linda G. Stuntz, Sven Ullring and Yoshihito Wakumoto.





_______________________
* Filed herewith

ITEM 9.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933,each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action , suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES
                                   ----------

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 14th day of November, 1997.

                                        SCHLUMBERGER LIMITED



                                        By  /s/Arthur Lindenauer
                                           ---------------------
                                        Arthur Lindenauer
                                        Executive Vice President -
                                        Finance; Chief Financial Officer
                                        and Chief Accounting Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


                 NAME                                 TITLE
                 ----                                 -----

                  *
-------------------------------------
D. Euan Baird                              Director, Chairman, President and
                                           Chief Executive Officer


/s/  Arthur Lindenauer
-------------------------------------
Arthur Lindenauer                          Executive Vice President -
                                           Finance; Chief Financial Officer
                                           and Chief Accounting Officer


                  *
-------------------------------------
Don E. Ackerman                            Director


                  *

-------------------------------------
John Deutch                                Director


                  *
-------------------------------------
Denys Henderson                            Director


                  *
-------------------------------------
Andre Levy-Lang                            Director

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                 NAME                                 TITLE
                 ----                                 -----


                  *
-------------------------------------
William T. McCormick, Jr                   Director


                  *
-------------------------------------
Didier Primat                              Director


                  *
-------------------------------------
Nicolas Seydoux                            Director


                  *
-------------------------------------
Linda G. Stuntz                            Director


                  *
-------------------------------------
Sven Ullring                               Director


                  *
-------------------------------------
Yoshihito Wakumoto                         Director


/s/James L. Gunderson
-------------------------------------
* By  James L. Gunderson                   November 14, 1997
Attorney-in-Fact

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                               INDEX TO EXHIBITS



EXHIBIT
NO.      DESCRIPTION OF DOCUMENT                                     PAGE NO.
---      -----------------------                                     --------

4.1      Deed of Incorporation as last amended on April 29, 1997
         (incorporated by reference to Exhibit 3(i) to
         Schlumberger's quarterly report on Form 10-Q for the
         period ended March 31, 1997)..............................


4.2      Amended and Restated By-Laws (incorporated by reference
         to Exhibit 3 to Schlumberger's Annual Report on Form 10-K
         for the year ended December 31, 1993)....................


23.1*    Consent of Price Waterhouse LLP..........................      13


24.1*    Powers of Attorney for Don E. Ackerman, D. Euan Baird,
         John Deutch, Denys Henderson, Andre Levy-Lang,
         William T. McCormick, Jr., Dider Primat, Nicolas Seydoux,
         Linda G. Stuntz, Sven Ullring and Yoshihito Wakumoto.....     14



_______________________
* Filed herewith